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                                                                     EXHIBIT 11

           NATIONAL BANCSHARES CORPORATION OF TEXAS AND SUBSIDIARIES
                       Computation of Earnings Per Share
                   (In thousands, except per share amounts)


                                                                    Three Months Ended                Six Months Ended
                                                                         June 30,                         June 30,
                                                              -------------------------------  ------------------------------
                                                                   1996             1995              1996             1995
                                                              ---------------  ---------------   ---------------   -------------
Net income per common shareholder:
  Income before extraordinary credit                           $      1,252     $       1,334     $        2,613    $     2,467

  Extraordinary credit, net of tax                                       --                --                 --            219
                                                              ---------------  ---------------   ---------------   -------------

  Primary earnings applicable to common shareholders           $      1,252     $       1,334     $        2,613    $     2,686
                                                              ===============  ===============   ===============   =============

Common shares used in Primary per share calculation:
  Weighted average number of common shares outstanding                 4,658            4,422             4,621           4,418
   Addition from assumed exercise of stock options                        60               22                56              16
   Addition from assumed exercise of Series A Convertible
        Preferred Stock                                                   --              199                --             211
  Addition from assumed conversion of  Series B
        Convertible Preferred Stock                                       --              128                37             128
                                                              ---------------  ---------------   ---------------   -------------

Weighted average number of common and
  common-equivalent shares outstanding                                 4,718            4,771             4,714           4,773
                                                              ===============  ===============   ===============   =============



Primary earnings per common share:
  Income before extraordinary credit                           $         .27    $         .28     $         .55     $       .52

  Extraordinary credit                                                    --               --                --             .04
                                                               -                -
                                                              ---------------  ---------------   ---------------   -------------
      Earnings per share                                       $         .27       $       .28    $         .55     $       .56
                                                              ===============  ===============   ===============   =============



Note: Fully diluted earnings per share are not presented as dilution is less than 3%.